                                                                    Exhibit 4.12


* Portions of this exhibit have been omitted pursuant to a request for confidential treatment and have been filed separately with the Commission.


                                                                        DE BRAUW
                                                                      BLACKSTONE
                                                                       WESTBROEK

ASSET SALE AND PURCHASE AGREEMENT

     between

          COVACCINE B.V.

     and

          PROTHERICS MOLECULAR DESIGN LIMITED

     And

          PROTHERICS PLC

     Dated 6 June 2006

                                                           Tripolis 300
                                                           Burgerweeshulspad 301
                                                           1070 HR Amsterdam
                                                           The Netherlands

     CONTENTS

CLAUSE                                                                      Page
------                                                                      ----
1    Interpretation .....................................................     5
1.1  Definitions ........................................................     5
1.2  Interpretation .....................................................     8
1.3  References to persons ..............................................     8
1.4  Headings, Clauses and Schedules ....................................     8
1.5  Other references ...................................................     8
1.6  Information ........................................................     8
2    Sale and Purchase / Transfer .......................................     8
2.1  Sale and purchase ..................................................     8
2.2  Excluded Assets ....................................................     8
2.3  No transfer of Liabilities .........................................     9
2.4  Transfer ...........................................................     9
2.5  Return .............................................................     9
2.6  Good Faith Commercially Reasonable Efforts .........................     9
2.7  Parameters to Measure Progress .....................................    10
2.8  Transaction exempted from VAT ......................................    10
3    Consideration ......................................................    10
3.1  Consideration ......................................................    10
3.2  Payment ............................................................    10
3.3  Audit ..............................................................    11
3.4  Apportionment ......................................................    11
3.5  Relationship between Debentures and Royalties ......................    11
4    Further Assurances .................................................    11
4.1  Failure to perform action ..........................................    11
4.2  Assistance to effectuate the transfer of the Business Assets .......    11
4.3  Registration of transferred Business Assets ........................    12
5    Warranties .........................................................    12
5.1  Warranties are true and accurate ...................................    12
5.2  Limitation .........................................................    12
5.3  Disclosure letter ..................................................    12
6    Breach of Warranties and limitation of liability ...................    12
6.1  Liability ..........................................................    12
6.2  Assistance .........................................................    12
6.3  Losses resulting from Third Party claims ...........................    13
6.4  Minimum liability ..................................................    13
6.5  Aggregate minimum liability ........................................    13


                                                                            2/18

6.6  Aggregate maximum liability ........................................    13
6.7  Reasonable period ..................................................    13
6.8  Purchaser's claims period ..........................................    13
6.9  Reduction of Losses ................................................    13
6.10 No claims for changes of law .......................................    13
7    Covenants ..........................................................    14
7.1  Pepscan Agreement ..................................................    14
7.2  (Confidential Treatment Requested) Licence .........................    14
7.3  Assignment of Contracts ............................................    14
7.4  Third Party Collaborative Efforts ..................................    14
8    Confidentiality ....................................................    14
8.1  Confidential information ...........................................    14
8.2  Exceptions .........................................................    15
9    Invalidity .........................................................    15
10   Costs ..............................................................    15
11   Binding effect and entire Agreement; amendment .....................    15
11.1 Replacement invalid or non-binding part ............................    15
11.2 No rescission whole Agreement ......................................    15
11.3 Amendments .........................................................    16
12   Assignment .........................................................    16
12.1 Assignment to Affiliates ...........................................    16
12.2 Assignment to Third Party ..........................................    16
13   Notices; place of residence ........................................    16
13.1 Notices ............................................................    16
13.2 Other agreements ...................................................    17
14   Governing law; jurisdiction ........................................    17
14.1 Dutch law ..........................................................    17
14.2 Arbitration ........................................................    17
14.3 Other agreements ...................................................    17


                                                                            3/18

                                                                        DE BRAUW
                                                                      BLACKSTONE
                                                                       WESTBROEK

ASSET SALE AND PURCHASE AGREEMENT

THE UNDERSIGNED:

(1) CoVaccine B.V., a private company with limited liability, with corporate seat in Utrecht, the Netherlands and having its address at Mauritsstraat 15, 3583 HE Utrecht, the Netherlands (the "SELLER"),

and

(2) Protherics Molecular Design Limited, a company registered in England and Wales, (under number 19396431) and having its address at Heath Business and Technical Park, Runcorn, Cheshire, WA7 4QF, United Kingdom, (the "PURCHASER"),

and

(3) Protherics plc, a company registered in England and Wales, (under number 2459087), and having its address at Heath Business and Technical Park, Runcorn, Cheshire, WA7 4QF, United Kingdom, ("PROTHERICS PLC").

WHEREAS:

(A) The Seller and Purchaser have entered into negotiations for the sale of certain assets by the Seller to the Purchaser.

(B) In this Agreement, the parties set out the terms and conditions for the sale of such assets by the Seller to the Purchaser and their purchase by the Purchaser.

(C)  (Confidential Treatment Requested)

(D) The board of managing directors of the Seller resolved that the Seller enter Into this Agreement on 31 May 2006 and the General Meeting of Shareholders of the Seller approved such resolution on 31 May 2006.

(E) The Purchaser intends, subject to its acquiring the above mentioned assets as envisaged by this Agreement, to manufacture the vaccine adjuvant "CoVaccine HT" in compliance with cGMP by the end of the third quarter of 2007.

(F) The Purchaser further intends, subject to its acquiring such assets as envisaged by this Agreement, to commercialise Products (as defined below) Itself and through its licensees.

IT IS AGREED AS FOLLOWS:


                                                                            4/18

                                                                        DE BRAUW
                                                                      BLACKSTONE
                                                                       WESTBROEK

1    INTERPRETATION

1.1  DEFINITIONS

     In this Agreement the following capitalised terms shall have the following meanings:

     ADJUVANTS APPLICATION means patent application No. (Confidential Treatment Requested) any patent or patent application corresponding to, or derived from, such patent application which may be granted or made; and any extension or restoration, by existing or future extension or restoration mechanisms (including re-validations, re-issues, re-examinations and extensions) of any such patent or patent application;

     AFFILIATE means, with respect to a person, any person that Controls, is Controlled by or is under common Control with such person;

     AGREEMENT means this agreement;

     BREACH OF WARRANTIES means any circumstance that causes a Warranty, individually or together with any one or more other Warranties, to be wholly or partly untrue or inaccurate;

     BUSINESS ASSETS means the Adjuvants Application, the Business Know-how, the Business Intellectual Property, the Business Records, the Trade Mark and the Stock, excluding any Intellectual Property resulting from the preclinical studies of a prostate cancer vaccine-with GnRH-KLH antigen conducted by Pepscan Systems B.V. In 2004 on pigs, and in 2005/06 on rabbits but, for the avoidance of doubt, including all Intellectual Property subsisting in, or with respect to, the vaccine adjuvant "CoVaccine HT";

     BUSINESS DAY means a day which is not a Saturday, a Sunday or a public holiday in the Netherlands;

     BUSINESS INTELLECTUAL PROPERTY means all Intellectual Property subsisting in the Business Know-how;

     BUSINESS KNOW-HOW means all Know-how owned by or in the possession, or under the control, of the Seller relevant to the Adjuvants Application;
     any inventions claimed by the Adjuvants Application; any improvements to any of the foregoing; the actual, planned or proposed invention, development, testing, manufacture, exploitation or implementation of any of the foregoing; or otherwise with respect to any vaccine adjuvant claimed by the Adjuvants Application, including with respect to all methods for the synthesis of sucrose fatty acid sulphate esters and the preparation of emulsions thereof;

     BUSINESS RECORDS means all records, in any form (including electronic records), of, or which embody, any of the Business Know-how, and all documents of title relating to the Business Intellectual Property or the Trade Mark;

     CGMP means those measures needed to ensure that a medicinal product is consistently produced and controlled to appropriate quality standards defined in relevant sections of the "EU Guide to GMP" and as required by any Health Registration Approval for that product;

     CONTRACTS means the contracts listed in Schedule 1;

     CONTROL means to possess, directly or indirectly, the power to direct the management or policies of a person, whether through ownership of voting securities, by contract relating to voting rights


                                                                            5/18

                                                                        DE BRAUW
                                                                      BLACKSTONE
                                                                       WESTBROEK

     or by corporate governance; or to own, directly or indirectly, more than fifty percent (50%) of the outstanding voting securities or other ownership interest of such person;

     DEBENTURES means the convertible debentures in the form set out in Schedule 3.1;

     DISCLOSURE SCHEDULE means the letter, with the annexes attached thereto, dated the date of this Agreement from the Seller to the Purchaser, if any;

     (Confidential Treatment Requested)

     ENCUMBRANCE means any claim, charge, mortgage, lien, option, equity, power of sale, hypothecation, usufruct, retention of title, right of pre-emption, right of first refusal, pledge, attachment, sequestration, licence or other Third Party right or interest of any kind, and any agreement to create any of the foregoing, and ENCUMBER shall be construed accordingly;

     FIRST SALE means the Purchaser's first sale for value of any Product;

     HEALTH AUTHORITY means any applicable supra-national, national, federal, regional, state, provincial or local agency, department, bureau, commission, council or other entity regulating, or otherwise exercising authority with respect to, the development, testing, manufacture, marketing or sale of pharmaceutical products;

     HEALTH REGISTRATION APPROVAL means any and all approvals, licences, registrations or authorisations of any Health Authority only necessary lawfully to distribute, sell and market a Product, Including, where applicable, post-approval marketing authorisations, labelling approvals and technical, medical and scientific licences, but excluding any pre-approval marketing authorisations;

     ID-LELYSTAD means ID-Lelystad, Instituut voor Dierhouderij en Diergezondheld B.V. of Lelystad, the Netherlands;

     INDEMNIFIED PARTY means the Purchaser or any Affiliate of the Purchaser to whom all of the Business Assets have been sold or transferred by the Purchaser;

     INTELLECTUAL PROPERTY means trade marks, service marks, trade names, domain names, logos, patents, rights in inventions, rights in Know-how, design rights, copyrights, semi-conductor topography rights, database rights and all other similar rights in any part of the world, including, where such rights are obtained or enhanced by registration, any registration of such rights, and applications and rights to apply for such registrations;

     KNOW-HOW means confidential and proprietary industrial and commercial information and techniques, in any form, including plans, methods, data relating to inventions, specifications, drawings, formulae, test results, reports, project reports and testing procedures, instruction and training manuals, tables of operating conditions, market forecasts, lists and particulars of customers and suppliers and regulatory filings (made or In draft) and dossiers relevant thereto, together with the contents of all the foregoing;

     LIABILITIES means all liabilities, duties and obligations of every description, whether deriving from contract, law or otherwise, whether present or future, actual or contingent, ascertained or unascertained or disputed, and whether owed or incurred severally or jointly, or as principal or surety (including any associated with the use of the Adjuvants Application), and "LIABILITY" means any one of them, or the relevant one of them, as the context requires;


                                                                            6/18

                                                                        DE BRAUW
                                                                      BLACKSTONE
                                                                       WESTBROEK

     LOSSES means all damage, losses, liabilities, costs (including without limitation reasonable legal costs and experts' and consultants' fees), charges and expenses;

     PEPSCAN AGREEMENT means the agreement between the Seller and Pepscan Systems B.V. of Edelhertweg 15, 8219PH Lelystad, the Netherlands, effective as of October 28, 2005, superseding the agreement of 6 February 2003 for the supply by the Seller of vaccine adjuvants;

     PHASE III TRIAL means a large scale, pivotal, multi-centre, human clinical trial to be conducted in a number of patients estimated to be sufficient to establish efficacy of any Product at a standard suitable to obtain a Health Registration Approval, or otherwise intended to provide the substantial evidence of efficacy necessary to support an approvable filing for a Health Registration Approval;

     PRODUCT means any product claimed by any Valid Claim;

     PROTHERICS SHARES means ordinary shares of 0.02 pounds sterling in the capital of Protherics plc;

     ROYALTIES means sums equivalent to (Confidential Treatment Requested) per cent of Sales;

     SALES means the amounts invoiced or received by the Purchaser, or any person licensed by the Purchaser under the Adjuvants Application, in consideration of, and directly and exclusively attributable to, their sales of any Product, net of Taxes imposed in respect thereof;

     (Confidential Treatment Requested)

     SIGNING means the signing of this Agreement;

     STOCK means all the Seller's quantities of the two pilot batches of its adjuvant product "CoVaccine HT" owned by, or in the possession or under the control of, the Seller, with internal batch numbers HT-121103 and HT-261103 of the bulk product and internal batch number PC-0401 and PC-0402 of the filled single-dose vials, which have been produced in QT4-2003/QT1-2004 respectively, for which shelf-life has been deduced from similar lab batches and which are not suitable for use in humans;

     TAX means any tax, duty, contribution, impost, withholding, levy or charge in the nature of tax, whether domestic or foreign, and any fine, penalty, surcharge or interest connected therewith, including customs excise and import duties and any other payment whatsoever which any person is, or may be or become, bound to make to any person and which is, or purports to be, in the nature of taxation or otherwise by reason of any taxation statute;

     THIRD PARTY means any person or entity other than the Seller, the Purchaser or Protherics plc, or their respective Affiliates;

     TRADE MARK means the trade mark COVACCINE specified in Schedule 2.3.3, including all rights and goodwill attaching thereto and of the business in which it or they have been used, and the right to sue for past infringements and to retain any damages obtained as a result of such action;

     VALID CLAIM means any claim of any Adjuvants Application which:

          (a) has not been held revoked, unenforceable or invalid by a decision of a court or governmental agency of competent jurisdiction;

          (b) has not been abandoned, disclaimed, denied or admitted to be invalid or unenforceable through re-issue, disclaimer or otherwise; and


                                                                            7/18

                                                                        DE BRAUW
                                                                      BLACKSTONE
                                                                       WESTBROEK

          (c)  has not been abandoned or finally disallowed;

     WARRANTY means a statement set out in Schedule 5.1 and, where the context allows, the warranty given in Clause 5.1; and

     (Confidential Treatment Requested)

1.2  INTERPRETATION

     No provision of this Agreement shall be interpreted to the detriment of a party for the sole reason that this party was responsible for drafting this particular provision.

1.3  REFERENCES TO PERSONS

     References to a person include any individual, company, partnership or unincorporated association (whether or not having separate legal personality).

1.4  HEADINGS, CLAUSES AND SCHEDULES

     1.4.1 Headings have been inserted for convenience of reference only and do not affect the interpretation of any of the provisions of this Agreement.

     1.4.2 A reference in this Agreement to a Clause or Schedule is to the relevant Clause or Schedule of this Agreement.

1.5  OTHER REFERENCES

     1.5.1 Whenever used in this Agreement, the words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation".

     1.5.2 Any reference in this Agreement to any gender shall include all genders and words importing the singular number shall include the plural and vice versa, unless otherwise specified.

1.6  INFORMATION

     References to books, records or other information mean books, records or other information in any form including paper, electronically stored data, magnetic media, film and microfilm.

2    SALE AND PURCHASE / TRANSFER

2.1  SALE AND PURCHASE

     2.1.1 The Seller hereby sells and assigns to the Purchaser, and the Purchaser hereby purchases from the Seller, the Business Assets, free from any Encumbrance and together with all accrued benefits and rights attached thereto.

     2.1.2 For the purpose of transferring the Business Assets that are not described in a sufficiently precise manner (met onvoldoende bepaaldheid omschreven), as referred to in Section 3:84 of the Dutch Civil Code (Burgerlijk Wetboek), the Seller hereby grants the Purchaser power of attorney to transfer the said Business Assets to the Purchaser at any later stage.

2.2  EXCLUDED ASSETS

     Any rights and assets of the Seller which are not expressly included in the definition of "Business Assets" are excluded from the sale effected by this Agreement.


                                                                            8/18

                                                                        DE BRAUW
                                                                      BLACKSTONE
                                                                       WESTBROEK

2.3  NO TRANSFER OF LIABILITIES

     The transfer of the Business Assets shall not in any way include the transfer of any Liability. Without prejudice to the Purchaser's rights with respect to any Breach of Warranties, the Purchaser shall have sole responsibility for Liabilities arising from its use of the Business Assets after Signing.

2.4  TRANSFER

     2.4.1 Subject to Clause 2.4.2, upon Signing, the Seller shall deliver the Business Records, and any other of the Business Assets that can be transferred by delivery, to the Purchaser, whereupon they shall be at the Purchaser's full disposal.

     2.4.2 From Signing, the Seller shall make the Stock available to the Purchaser, or its agent, and shall, pending collection thereof, maintain the same in perfect condition and insure it against its full replacement value with one or more reputable insurers, with the Purchaser named on all policies of insurance as a beneficiary thereof. The Seller shall provide evidence of such insurance to the Purchaser on request.

     2.4.3 Upon Signing, the Seller shall deliver to the Purchaser duly executed deeds of transfer in the forms of those at Schedule 2.4.3.

     2.4.4 Following the recordal at all relevant patent offices of the deeds of transfer referred to in Clause 2.4.3 within due course following the Signing, the Purchaser shall have sole responsibility for maintaining and prosecuting the Adjuvants Application.

     2.4.5 Following the sale, assignment and transfer to the Purchaser of the Business Assets, as provided above, the Purchaser alone shall be responsible for the manufacture and sale of Products.

2.5  RETURN

     If the Purchaser notifies the Seller that it has determined not to continue the development or exploitation of all Products, whether itself or by any Affiliate or Third party licensee, and, within 30 Business Days of such notice, the Seller so requests, the Purchaser shall re-assign the Business Assets (or such of them as subsist at that time and remain the Purchaser's property) to the Seller, provided that the Seller pays the Purchaser's costs of affecting and recording such re-assignment.

2.6  GOOD FAITH COMMERCIALLY REASONABLE EFFORTS

     The Purchaser shall, whether itself or by any Affiliate or Third Party licensee, use its reasonable endeavours (inspanningsverplichting) to pursue the development and commercialisation, including but not limited to marketing and sales, of Products in accordance with industry standards and generally accepted good practices, but shall have sole discretion for making all decisions relating to the development and commercialisation of all Products.


                                                                            9/18

                                                                        DE BRAUW
                                                                      BLACKSTONE
                                                                       WESTBROEK

2.7  PARAMETERS TO MEASURE PROGRESS

     If Protherics plc becomes liable to issue Debentures pursuant to clauses
     3.1.2 and 3.1.3, then the Purchaser shall be deemed to have complied with the Purchaser's obligations under Clause 2.6.

2.8  TRANSACTION EXEMPTED FROM VAT

     Since the Agreement concerns the transfer of a business enterprise, the Seller and Purchaser shall jointly make an appeal to Article 31 of the 1968 Value Added Tax Act ('Wet op de Omzetbe-lasting 1968') and assume that, in the Netherlands, no value added tax (BTW") shall be payable relative to the consideration payable under Clause 3. In the event, and to the extent, that the Dutch tax authorities determine that Article 31 of the 1968 Value Added Tax Act does not apply to the said transfer, the Seller shall pay all BTW due.

3    CONSIDERATION

3.1  CONSIDERATION

     3.1.1 Upon execution of this Agreement, Protherics plc will issue the Seller EUR350,000 in nominal value of the Debentures.

     3.1.2 Upon the earlier of (i) entry of the first patient in the first Phase III Trial of the first Product to undergo a Phase III Trial; and (ii) the Purchaser out-licensing the Adjuvants Application for the clinical development of a Product, Protherics plc will issue the Seller (Confidential Treatment Requested) in nominal value of the Debentures.

     3.1.3 Upon grant of the first Health Registration Approval of a Product, Protherics plc will issue the Seller (Confidential Treatment Requested) in nominal value of the Debentures.

     3.1.4 The Debentures are convertible into Protherics Shares at the option of the Seller, in accordance with their terms.

     3.1.5 The Purchaser shall pay the Seller the Royalties, annually, in arrears, within three months following the end of the calendar year in which the Sales to which they relate are made, until the earlier of:

          (a)  the tenth anniversary of the First Sale; and

          (b) the expiry of the last Valid Claim of the first patent that is an Adjuvants Application to be granted.

3.2  PAYMENT

     3.2.1 The Royalties shall be paid in Euros by electronic transfer to such bank account as the Seller may specify from time to time.

     3.2.2 Any payment of the Royalties due in respect of Sales received by the Purchaser, or the relevant person licensed by the Purchaser, in a currency other than Euros shall be calculated in the relevant other currency and converted to Euros by the Purchaser at the rate quoted by Bloomberg's at www.bloomberq.com/markets/currencies/fxc.html at close of trading in London on the Business Day prior to that on which the Royalties are due.

     3.2.3 All sums payable under this Agreement shall exclude any Value Added Tax due in respect of the relevant payment.


                                                                           10/18

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                                                                        DE BRAUW
                                                                      BLACKSTONE
                                                                       WESTBROEK

3.3  AUDIT

     The Purchaser will, until the fifth anniversary of 31 December of the year in which the relevant Sale occurs, keep, or cause to be kept, at its, or its relevant licensee's, usual place of business, true and accurate books of account, in accordance with applicable generally accepted accounting principles, containing all information necessary for the determination of all Royalties. Upon the written request of the Seller, the Purchaser shall permit, or procure permission for, an independent qualified accountant or a person possessing similar professional status and associated with an independent accounting firm to inspect, at the Seller's cost, during regular business hours, and no more than once a year, and going back no more than five years preceding the then current year, all or any part of these books of account to ascertain the accrued Royalties due, provided that such accounting firm shall enter into appropriate obligations with the Purchaser, or its relevant licensee, to treat all relevant information it receives in confidence, save that it may disclose to the Seller details of any discrepancies in the Royalties paid.

3.4  APPORTIONMENT

     The value of the Debentures allotted to the Seller pursuant to this Agreement, and the Royalties, will each be apportioned amongst the Business Assets as follows:

     3.4.1 Adjuvants Application: (Confidential Treatment Requested)

     3.4.2 the Business Know-how: (Confidential Treatment Requested)

     3.4.3 the Business Intellectual Property: (Confidential Treatment
          Requested)

     3.4.4 the Business Records: (Confidential Treatment Requested)

     3.4.5 the Trade Mark: (Confidential Treatment Requested)

     3.4.6 the Stock: (Confidential Treatment Requested)

3.5  RELATIONSHIP BETWEEN DEBENTURES AND ROYALTIES

     The Seller shall be entitled to receive the Debentures and the Royalties as specified in, and in accordance with, the terms of this Agreement, and the value of the Debentures will not be set off against, or deducted from, the Royalties. Any Royalties paid shall be non-refundable.

4    FURTHER ASSURANCES

4.1  FAILURE TO PERFORM ACTION

     If a party fails to perform any action required under this Agreement, the affected party may, without prejudice to any of its other rights and claims under this Agreement and at law:

     4.1.1 demand that the non-performing party will take the relevant action on a day and at a time to be determined by the affected party; or

     4.1.2 terminate with immediate effect this Agreement to the extent any obligations under this Agreement remain to be performed (it being understood that "terminate" does not mean "dissolve" as a translation of the Dutch legal concept "ontbinden").

4.2  ASSISTANCE TO EFFECTUATE THE TRANSFER OF THE BUSINESS ASSETS

     The Seller shall, at any time and from time to time upon request, undertake any action which,


                                                                           11/18

                                                                        DE BRAUW
                                                                      BLACKSTONE
                                                                       WESTBROEK

     according to the Purchaser's reasonable opinion, will be necessary in connection with the transfer of the Business Assets to the Purchaser, to perfect the Purchaser's title thereto and otherwise to give the Purchaser the benefit of this Agreement.

4.3  REGISTRATION OF TRANSFERRED BUSINESS ASSETS

     To the extent any Business Asset (including any registered intellectual Property) can be registered in the name of the Purchaser, or its nominee, and in case such has not been effectuated, the Seller shall co-operate with the Purchaser, or such nominee, as much as possible and as soon as possible after being asked to dp so, to effectuate any such registration as promptly as possible, and, to the extent the Seller fails to co-operate, it herewith grants an irrevocable power of attorney to the Purchaser to take any action or to sign any document on its behalf to effectuate such registration. The Purchaser, or its nominee, shall assume any costs incurred by either or both of them in relation thereto.

5    WARRANTIES

5.1  WARRANTIES ARE TRUE AND ACCURATE

     The Seller (but not any of its shareholders) warrants to the Purchaser in the form of the Seller's Warranties set out in Schedule 5.1, and that such Warranties, both individually and jointly, are true and accurate on the date of Signing. The Purchaser warrants to the Seller in the form of the Purchaser's Warranties set out in Schedule 5.1.

5.2  LIMITATION

     No Warranty shall be limited by the content of any other Warranty be it that the same events or circumstances permitting a claim of Losses pursuant to more than one Warranty shall allow only one such claim.

5.3  DISCLOSURE LETTER

     The Seller shall be exempted from liability for any Breach of Warranties to the extent fairly disclosed by way of the Disclosure Letter with sufficient detail to identify the nature and scope of the matters disclosed.

6    BREACH OF WARRANTIES AND LIMITATION OF LIABILITY

6.1  LIABILITY

     If a Breach of Warranties occurs, the Seller shall be liable towards the Purchaser for any Losses incurred by the Purchaser in connection with, or as a result of, such Breach of Warranties, subject to the limitation set forth herein. The compensation to be paid shall be subject to statutory interest to be calculated from the day on which the Losses arose.

6.2  ASSISTANCE

     The Seller shall co-operate with the Purchaser with respect to assessing the Seller's actual, potential or suspected liability for any Breaches of Warranties, including by giving the Purchaser access to, and allowing it to copy or summarise, any relevant information but to exclude any assistance that would prejudice the Seller's rights and interests (other than in respect of the relevant Breach of Warranties).


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6.3  LOSSES RESULTING FROM THIRD PARTY CLAIMS

     If a claim by any person against the Purchaser would not exist but for a Breach of Warranties, the Purchaser shall also be entitled to compensation from the Seller for Losses resulting from such claim. The compensation to be paid shall be subject to statutory interest to be calculated from the day on which the Losses arose.

6.4  MINIMUM LIABILITY

     Subject to Clause 6.5, the Seller shall not be liable for any single Breach of Warranties (or series of Breaches of Warranties arising from similar facts or circumstances) where the resulting Losses do not exceed (Confidential Treatment Requested)

6.5  AGGREGATE MINIMUM LIABILITY

     If the total amount for which the Seller is liable pursuant to this Agreement exceeds (Confidential Treatment Requested) the Seller shall be liable for the entire amount.

6.6  AGGREGATE MAXIMUM LIABILITY

     The maximum aggregate liability of Seller in respect of any and all claims for Losses in connection with the Seller's Breach of Warranties, shall not exceed (Confidential Treatment Requested)

6.7  REASONABLE PERIOD

     If the Purchaser considers making a claim for Breach of Warranties, or otherwise, under this Agreement, it shall notify the Seller of this within a reasonable period after the Purchaser has become aware of the circumstances that gave rise to the claim. The notification shall contain a reasonable specification of the facts on which the claim is based and, if practicable, an estimate of the amount of the claim. Exceeding the Claims Period (defined hereafter) shall however result in the loss of any rights of the Purchaser under this Agreement to claim for Breach of Warranties.

6.8  PURCHASER'S CLAIMS PERIOD

     The time period during which a claim for Breach of Warranties may be asserted under this Agreement by the Purchaser (the "Claims Period") shall commence on the date of this Agreement and shall continue until eighteen
     (18) months after Signing. Thereafter, the Purchaser shall not be entitled to assert any claim for Breach of Warranties.

6.9  REDUCTION OF LOSSES

     In determining the amount of the damages resulting from a Breach of Warranties, such amount shall be reduced by any amount actually received by the Purchaser under an insurance policy, to the extent that such amount is directly attributable to the facts giving rise to the claim.

6.10 NO CLAIMS FOR CHANGES OF LAW

     The Seller shall not be liable for any claim for Losses asserted pursuant to this Clause 6 if such claim would not have arisen but for a change or changes in legislation made after Signing, whether or not such change or changes purport to be effective retroactively in whole or in part.


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7    COVENANTS

7.1  PEPSCAN AGREEMENT

     The Purchaser undertakes to fulfil the obligations of the Seller to supply, in place of the Seller, all quantities of the vaccine adjuvant "CoVaccine HT" which the Seller is required to supply under the Pepscan Agreement, provided that the Seller:

     (a) holds all monies received thereunder after Signing in a bank account to which the Purchaser is a cosignatory and that the Seller, forthwith upon receipt of the same, accounts for and pays to and delivers the same to the Purchaser without any deduction or withholding whatsoever; and

     (b) uses best endeavours to obtain all necessary consents lawfully and validly to assign, and does assign, the rights and obligations under the Pepscan Agreement to the Purchaser as soon as possible, and the Purchaser's obligation under this Clause 7.1 is conditional on the Seller so doing.

7.2  (Confidential Treatment Requested) Licence

     The Purchaser understands and agrees that the Seller has granted to (Confidential Treatment Requested), at (Confidential Treatment Requested) request, a licence for the veterinary vaccine field, under the Adjuvants Application and with respect only to the use of the Seller's adjuvant technology, in the form of the draft annexed to the (Confidential Treatment Requested) (the "(Confidential Treatment Requested) License").

7.3  ASSIGNMENT OF CONTRACTS

     As soon as practicable after Signing, the Seller will commence to take all reasonable action required to obtain consents and agreements ("Consents") of all persons necessary to authorize, approve or permit the full and complete grant, assignment and transfer by the Seller to the Purchaser of all Contracts, including, without limitation, by informing the other parties to the Contracts of this Agreement and the Purchaser's acquisition of the Adjuvants Application, as soon as reasonably practicable after Signing. Upon obtaining all Consents relevant to the assignment and transfer of any given Contract, the Seller will assign and transfer the applicable Contract to the Purchaser. If any Consent is not obtained within 3 weeks following Signing, the Seller will cooperate with the Purchaser in any reasonable arrangement to provide the Purchaser with the benefits of the relevant Contracts

7.4  THIRD PARTY COLLABORATIVE EFFORTS

     The Seller and Purchaser shall endeavour to agree, as soon as reasonably practicable after Signing, the form of an announcement of the purchase of the Business Assets by the Purchaser to be given by them jointly to any Third Parties with which the Seller has previously collaborated, or sought to collaborate, with respect to the exploitation of any of the Business Assets. Neither the Seller nor the Purchaser shall make any such announcement unless first agreed by them; and this Clause 7.4 shall not affect Clause 8.

8    CONFIDENTIALITY

8.1  CONFIDENTIAL INFORMATION

     The Seller undertakes not to use, reproduce or disclose to any Third Party any confidential


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     information concerning (i) the Purchaser, (ii) the Business Assets or the
     business conducted by the Seller utilising any of the Business Assets, or
     (iii) this Agreement or any related agreement. The last such obligation shall apply to the Purchaser mutatis mutandis.

8.2  EXCEPTIONS

     Clause 8.1 shall not apply to:

     8.2.1 the use and reproduction of confidential information to the extent necessary for the preparation, conclusion, performance or enforcement of this Agreement; and

     8.2.2 the use or disclosure of confidential information which any party is obliged to make pursuant to the law, any regulation of any officially recognised exchange or a decision of the courts or any other competent government authority.

9    INVALIDITY

9.1  GENERAL

     If any provision of this Agreement is or becomes Invalid, illegal or unenforceable in any respect under the law of any jurisdiction:

     9.1.1 the validity, legality and enforceability under the law of that jurisdiction of any other provision; and

     9.1.2 the validity, legality and enforceability under the law of any other jurisdiction of that or any other provision,

     shall not be affected or impaired in any way.

9.2  COUNTERPARTS

     This Agreement may be executed in any number of counterparts which together shall constitute one agreement. Each party may enter into this Agreement by executing a counterpart and this Agreement shall not take effect until it has been executed by all parties.

10   COSTS

     Unless this Agreement provides otherwise, each party shall bear its own costs in connection with the preparation, conclusion and performance of this Agreement.

11   BINDING EFFECT AND ENTIRE AGREEMENT; AMENDMENT

11.1 REPLACEMENT INVALID OR NON-BINDING PART

     If part of this Agreement is or becomes invalid or non-binding, the parties shall remain bound by the remaining part. The parties shall replace the invalid or non-binding part by provisions that are valid and binding and the legal effect of which, given the contents and purpose of this Agreement, is, to the greatest extent possible, similar to that of the invalid or non-binding part.

11.2 NO RESCISSION, WHOLE AGREEMENT

     11.2.1 This Agreement may not be rescinded in whole or in part.

     11.2.2 After this Agreement ends, for whatever reason, Clauses 1, 4, 5, 6, 8, 9, 13 and 14 shall


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     remain effective.

     11.2.3 The Schedules to this Agreement shall form part of this Agreement.

11.3 AMENDMENTS

     This Agreement may only be amended or supplemented in writing.

12   ASSIGNMENT

12.1 ASSIGNMENT TO AFFILIATES

     The Purchaser may assign this Agreement or assign or Encumber all of the Business Assets, at any time, to any of its Affiliates, provided that upon any such assignment, Protherics plc will issue to the Seller any of the Debentures referred to in Clauses 3.1.2 or 3.1.3 not already then issued, notwithstanding the terms of those Clauses, and that any such assignment is on terms such that the Seller's entitlement to Royalties under this Agreement is not adversely affected by such assignment, as will be demonstrated upon the Seller's request, prior to said assignment. Where necessary, the Seller shall co-operate with such transfer. The Seller shall not be entitled to assign any of its rights under this Agreement without the explicit written consent of the Purchaser.

12.2 ASSIGNMENT TO THIRD PARTY

     Save as provided in Clause 12.1, a party may assign or procure the assumption of rights and obligations or its legal relationship under this Agreement to or by a Third Party only with the prior consent of the other parties. The other parties may give their consent on a conditional basis.

13   NOTICES; PLACE OF RESIDENCE

13.1 NOTICES

     13.1.1 Notices and other statements in connection with this Agreement may only be given by way of a letter sent by regular or other mail, by telefax or by telegram, and at the recipient's place of residence, in accordance with Clause 13.1.2 and Clause 13.1.3. Each statement must be in the English language. A statement which does not comply with this Clause 13.1 shall have no effect.

     13.1.2 For all matters relating to this Agreement, each party nominates the address referred to below as its place of residence:

          the Seller
          address: Mauritsstraat 15
          postal code and town: 3583 HE Utrecht
          for the attention of: Dr. L. Hilgers

          the Purchaser
          address: Heath Business and Technical Park postal code and town: Runcorn, Cheshire, WA7 4QF



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          for the attention of: James Glover
          telefax: _______________

          Protherics plc
          address: Heath Business and Technical Park postal code and town: Runcorn, Cheshire, WA7 4QF for the attention of: James Glover telefax: ______________

     13.1.3 A party may nominate a different place of residence from that referred to in Clause 13.1.2 by notifying the other party of such new place.

13.2 OTHER AGREEMENTS

     Clause 13.1 also applies to notices given in connection with agreements that are connected with this Agreement, unless the relevant Agreement expressly provides otherwise.

14   GOVERNING LAW; JURISDICTION

14.1 DUTCH LAW

     This Agreement shall be governed exclusively by Dutch law.

14.2 ARBITRATION

     Save as otherwise set out in this Agreement, any dispute arising out of or in connection with this Agreement (including questions in respect of the authority of the arbitrators) will be finally settled by arbitration in accordance with the rules of The Netherlands Arbitration Institute (Nederlands Arbitrage Instituut). The arbitral tribunal will be composed of three (3) arbitrators appointed in accordance with those rules. The place of the arbitration will be The Hague, the Netherlands. The language of the arbitration will be English. There shall be no discovery. The arbitrators will decide according to the substantive laws of The Netherlands. The arbitral award will not be made public. During the arbitration process, the parties shall continue to perform this Agreement, except to the extent of any portion under dispute and being arbitrated.

14.3 OTHER AGREEMENTS

     Clauses 14.1 and 14.2 shall also apply to disputes arising in connection with agreements that are connected with this Agreement, unless the relevant Agreement expressly provides otherwise.

     AGREED AND SIGNED IN COUNTERPARTS AND BECOMES BINDING WHEN SIGNED BY ALL PARTIES, EFFECTIVE 6 JUNE 2006:

CoVaccine B. V.


       /s/ L.A.T HILGERS             /s/ A. G. Blom
       ---------------------------   ---------------------------
Name:  L.A.T. HILGERS                A. G. Blom
Title: DIRECTOR COVACCINE BV         Director


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Place: amsterdam     Amsterdam
Date:  31 May 2006   31 May 2006


PROTHERICS MOLECULAR DESIGN LIMITED


       /s/ B M RILEY
       ---------------------------
Name:  B M RILEY
Title: DIRECTOR
Place: RUNCORN
Date:  6 June 2006


PROTHERICS PLC.


       /s/ B M RILEY
       ---------------------------
Name:  B M RILEY
Title: DIRECTOR
Place: RUNCORN
Date:  6 June 2006.


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